As filed with the Securities and Exchange Commission on May 12, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTRAL GARDEN & PET COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	68-0275553
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1340 Treat Blvd., Suite 600, Walnut Creek, California 94597

(Address of Principal Executive Offices)

Central Garden & Pet Company

2003 Omnibus Equity Incentive Plan

(Full Title of the Plans)

Glenn W. Novotny

Chief Executive Officer

Central Garden & Pet Company

1340 Treat Blvd., Suite 600, Walnut Creek, California 94597

(925) 948-4000

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

John F. Seegal

Brett Cooper

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, California 94105-2669

(415) 773-5700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2003 Omnibus Equity Incentive Plan Common Stock, par value $.01 per share	3,300,000 shares	$47.29(2)	$156,040,500(2)	$16,697

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $47.29 per share, the average of the high and low sale prices of the Common Stock on the Nasdaq National Market on May 11, 2006.

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities will begin as soon as reasonably practicable after such effective date.

PART I

Item 1.	Plan Information *

Item 2.	Registrant Information and Employee Plan Annual Information *

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

Item 3.	Incorporation of Certain Documents by Reference

Central Garden & Pet Company (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K (File No. 0-20242) for the fiscal year ended September 24, 2005;

(b)	The Registrant’s Quarterly Report on Form 10-Q (File No. 0-20242) for the fiscal quarters ended December 24, 2005 and March 25, 2006;

(c)	The Registrant’s Current Reports on Form 8-K (File No. 0-20242) filed on October 14, 2005, October 17, 2005, November 8, 2005, November 14, 2005, December 7, 2005, December 20, 2005, January 6, 2006, January 20, 2006, February 2, 2006, March 14, 2006, April 14, 2006 and May 3, 2006;

(d)	All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Registrant’s latest annual report; and

(e)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on March 30, 1993, including any amendment or report filed for the purpose of updating such information.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities

Inapplicable.

Item 5.	Interests of Named Experts and Counsel

Inapplicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Law”) authorizes a Delaware corporation to indemnify officers, directors, employees and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Registrant’s Amended and Restated Certificate of Incorporation, as amended, and By-Laws provide that its directors will not be liable to the Registrant or its stockholders for monetary damages for breaches of fiduciary duty, to the fullest extent permitted by law. This provision is intended to allow the Registrant’s directors the benefit of the Delaware Law which provides that directors of Delaware corporations may be relieved of monetary liability for breaches of their fiduciary duty of care except under certain circumstances, including breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or known violation of law or any transaction from which the director derived an improper personal benefit.

The Registrant has entered into separate indemnification agreements with each of its directors and executive officers, whereby the Registrant agrees, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available at reasonable terms. The Registrant currently maintains liability insurance for officers and directors.

Item 7.	Exemption From Registration Claimed

Inapplicable.

Item 8.	Exhibits

Exhibit Number	Name

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Orrick, Herrington & Sutcliffe LLP is included in Exhibit 5.1 to this Registration Statement.

24	Powers of Attorney included on signature page of this Registration Statement.

99.1	2003 Omnibus Equity Incentive Plan (incorporated by reference from Exhibit 10.8 to Registrant’s Form 10-Q filed May 8, 2003, File No. 0-20242).

99.2	Amendment No. 1 to 2003 Omnibus Equity Incentive Plan.

99.3	Amendment No. 2 to 2003 Omnibus Equity Incentive Plan.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of California on the 12th day of May, 2006.

CENTRAL GARDEN & PET COMPANY
(Registrant)

By:	/s/ Glenn W. Novotny
Glenn W. Novotny
Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn W. Novotny and Stuart W. Booth, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Glenn W. Novotny Glenn W. Novotny	Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2006

/s/ Stuart W. Booth Stuart W. Booth	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 12, 2006

/s/ William E. Brown William E. Brown	Chairman and Director	May 12, 2006

/s/ Brooks M. Pennington III Brooks M. Pennington, III	Director	May 12, 2006

/s/ John B. Balousek John B. Balousek	Director	May 12, 2006

Signature	Title	Date

/s/ David N. Chichester David N. Chichester	Director	May 12, 2006

/s/ Alfred A. Piergallini Alfred A. Piergallini	Director	May 12, 2006

/s/ Bruce A. Westphal Bruce A. Westphal	Director	May 12, 2006

EXHIBIT INDEX

Exhibit Number	Name

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Orrick, Herrington & Sutcliffe LLP is included in Exhibit 5.1 to this Registration Statement.

24	Powers of Attorney included on signature page of this Registration Statement.

99.1	2003 Omnibus Equity Incentive Plan (incorporated by reference from Exhibit 10.8 to Registrant’s Form 10-Q filed May 8, 2003, File No. 0-20242).

99.2	Amendment No. 1 to 2003 Omnibus Equity Incentive Plan.

99.3	Amendment No. 2 to 2003 Omnibus Equity Incentive Plan.